EXHIBIT 5.01

SILVESTRE LAW GROUP, P.C.

31200 Via Colinas, Suite 200

Westlake Village, CA 91362

(818) 597-7552

Fax (805) 553-9367

May 18, 2018

Social Reality, Inc.

456 Seaton Street

Los Angeles, CA, 90013

Ladies and Gentlemen:

We have acted as special counsel to Social Reality, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of this  Amendment No. 4 to the Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “ Securities Act ”), relating to the resale from time to time by the selling shareholders identified in the prospectus constituting part of the Registration Statement of an aggregate of 4,746,820 Class A common shares (the “Shares”) consisting of (i) 3,700,118 Shares underlying the conversion of $5,180,157.78 in principal of 12.5% senior secured convertible debentures (“Debentures”) having an initial conversion price of $3.00 and a floor conversion price of $1.40, (ii) 863,365 Shares underlying Class A common stock purchase warrants (“Warrants”) which have an initial exercise price of $3.00 per share (subject to adjustment pursuant to the terms therein), (iii) 129,176 Shares underlying Class A common stock placement agent warrants which have an initial exercise price of $3.75 per share (subject to adjustment pursuant to the terms therein, and (iv) 54,161 Shares underlying Class A placement agent warrants which have an initial exercise price of $4.49 per share (subject to adjustment pursuant to the terms therein).  Collectively, the placement agent warrants are hereinafter referred to as the “Placement Agent Warrants.” The Debentures may be converted at any time pursuant to their terms.  The Warrants may be exercised at any time pursuant to their terms. The Placement Agent Warrants are exercisable beginning six (6) months after the issuance date.  This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering the opinion expressed below, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended to date, and the Company’s Bylaws, as amended to date, and we have made such investigation and conclusions of law as we have deemed appropriate. We have examined and relied upon certificates of public officials. For purposes of this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of these assumptions.

Our opinion set forth below is limited to the General Corporation Law for the State of Delaware and the laws of the State of California. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based upon and subject to the foregoing, we are of the opinion that the Shares underlying the Debentures, the Warrants, and the Placement Agent Warrants, when issued pursuant to the terms of the Debentures, Warrants and Placement Agent Warrants, respectively, will be validly issued, fully paid and non-assessable.

We assume no obligation to update or supplement our opinion to reflect any changes of law or fact that may occur after the date hereof.

SILVESTRE LAW GROUP, P.C.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ SILVESTRE LAW GROUP, PC

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